Exhibit 3.1

CANCELLATION OF

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

MULLEN AUTOMOTIVE INC.

SERIES AA PREFERRED STOCK

PURSUANT TO SECTION 151(g)

OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, David Michery, being the Chief Executive Officer of MULLEN AUTOMOTIVE INC., a Delaware corporation (the “Company”), does hereby certify that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) on January 23, 2023, and, pursuant to authority conferred upon the Board by the provisions of the Company’s certificate of incorporation, as amended and in effect (the “Certificate of Incorporation”), the Board adopted resolutions by unanimous written consent in accordance with Section 141 of the DGCL.

WHEREAS, on November 14, 2022, the Company filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a Certificate of Designation of Preferences, Rights and Limitations of Series AA preferred stock (the "Certificate of Designation"), par value $0.001 per share (the "Series AA Preferred Stock"), and issued one (1) share of Series AA Preferred Stock, which share represents all of the issued and outstanding Series AA Preferred Stock; and

WHEREAS, on January 19, 2023, pursuant to Section 6.3 of the Certificate of Designation, the outstanding share of Series AA Preferred Stock was automatically retired and restored to the status of an authorized but unissued share of preferred stock, par value $0.001 per share, of the Company; and

WHEREAS, the Board has determined it is advisable and in the best interests of the Company and its stockholders to retire, eliminate and cancel the Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby cancels the Certificate of Designation and retires and eliminates all Series AA Preferred Stock.

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized, directed and empowered to execute and cause to be filed on behalf of the Company, a certificate of cancellation of the Certificate of Designation with the Delaware Secretary of State (the “Certificate of Cancellation”).

RESOLVED FURTHER, that the Board shall provide the Secretary of the Company with a copy of the Certificate of Cancellation certified by the Delaware Secretary of State to be inserted in the corporate minute book.

RESOLVED FURTHER, that the officers of the Company, and any of them, be, and they hereby are, authorized, empowered and directed for and on behalf of the Company and in its name to execute, deliver and cause the performance of all such further documents and to take all such further actions as such officers, or any of them, may in their discretion deem necessary, appropriate or advisable in order to carry out and perform the intent of the foregoing resolutions, the execution and delivery of such documents, and the taking of any such action to conclusively evidence the authorization thereof by the Company.

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IN WITNESS WHEREOF, this Cancellation of Certificate of Designation of Preferences, Rights and Limitations of Mullen Automotive Inc. Series AA Preferred Stock has been executed by a duly authorized officer of the Company on this 30th day of January, 2023.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer